SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (date of earliest event reported):
March 12, 2007

HYDROGEN POWER, INC.
(Exact name of registrant as specified in charter)

Delaware	0-12374	84-0905189
(State or other jurisdiction of incorporation)	(Commission file number)	(IRS employer identification number)

1942 Westlake Avenue, Suite 1010
Seattle, WA 98101
(Address of principal executive offices, zip code)

Registrant’s telephone number, including area code: (206) 448-5073

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

Effective March 12, 2007, the board of directors of the Hydrogen Power, Inc. (“HPI” or the “Company”) entered into a Retirement Bonus Agreement and Release (the “Agreement”) dated March 7, 2007, with Ricky Gujral who was formerly President and Chief Executive Officer of the Company’s wholly-owned subsidiary prior to its merger with and into the Company in September 2006. As a result of the merger in September 2006, Ms. Gujral’s position was eliminated and she ceased to be an officer of the Company’s subsidiary. Pursuant to provisions of an executive severance agreement between Ms. Gujral and the Company’s subsidiary entered into prior to the merger, upon her termination Ms. Gujral was entitled to a severance payment equal to her annual salary and bonus for a period of two years. In lieu of the severance payment under the executive severance agreement, the Company and Ms. Gujral agreed to, pursuant to the terms of the Agreement, a one-time payment to Ms. Gujral of $750,000 for the elimination of her position. This amount was advanced to Ms. Gujral in the form of a loan in November 2006. Pursuant to the terms of the Agreement, Ms. Gujral released the Company from certain claims against the Company arising from her employment while preserving Ms. Gujral’s rights to indemnification by the Company as may be provided by the Company’s Articles of Incorporation, Bylaws or Delaware General Corporation Law.

A copy of the Agreement is filed herewith as Exhibit 10.1, and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description
10.1	Retirement Bonus Agreement and Release by and between Hydrogen Power, Inc. and Ricky Gujral dated March 7, 2007

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HYDROGEN POWER, INC.
Date: March 16, 2007	By: /s/ Thomas B. Olson Thomas B. Olson, Secretary

1

EXHIBIT INDEX

Exh. No.	Exhibit
10.1	Retirement Bonus Agreement and Release by and between Hydrogen Power, Inc. and Ricky Gujral dated March 7, 2007